Exhibit 99.1

EFFICIENT FRONTIER, INC.

2003 STOCK OPTION/STOCK ISSUANCE PLAN
(As Amended and Restated)

ARTICLE ONE

GENERAL PROVISIONS

I.              PURPOSE OF THE PLAN

This 2003 Stock Option/Stock Issuance Plan is intended to promote the interests of Efficient Frontier, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to continue in such employ or service.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.            STRUCTURE OF THE PLAN

A.                                   The Plan shall be divided into two (2) separate equity programs:

(i)                                     the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock, and

(ii)                                  the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, (i) be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary), or (ii) be issued Restricted Stock Units.

B.                                     The provisions of Articles One and Four shall apply to both equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

III.           ADMINISTRATION OF THE PLAN

A.                                   The Plan shall be administered by the Board.  However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee.  Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.  The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

B.                                     The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options or stock issuances thereunder as it may deem necessary or advisable.  Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option grant or stock issuance thereunder.

IV.           ELIGIBILITY

A.                                   The persons eligible to participate in the Plan are as follows:

(i)                                     Employees,

(ii)                                  non-employee members of the Board or the non-employee members of the board of directors of any Parent or Subsidiary, and

(iii)                               individual consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.                                     The Plan Administrator shall have full authority to determine, (i) with respect to the grants made under the Option Grant Program, which eligible persons are to receive such  grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding, and (ii) with respect to stock issuances or Restricted Stock Unit issuances made under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when those issuances are to be made, the number of shares or Restricted Stock Units to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares or Restricted Stock Units and the consideration to be paid by the Participant for such shares or Restricted Stock Units.

C.                                     The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Option Grant Program or to effect issuances of stock or Restricted Stock Units in accordance with the Stock Issuance Program.

V.            STOCK SUBJECT TO THE PLAN

A.                                   The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Fifteen Million Four Hundred Sixty-Nine Thousand Nine Hundred Ninety-Two (15,469,992) shares.  Such share reserve is comprised of (i) One Million (1,000,000) shares of Common Stock initially authorized for issuance under the Plan, plus (ii) an additional Two Million Eight Hundred Fifty-Five Thousand One Hundred Twenty-Two (2,855,122) shares of Common Stock authorized by the Board on October 20, 2003 and approved by the stockholders on October 20, 2003, all of which shares were subject to a 3 for 2 forward split of the Corporation’s capital stock effective December 10, 2003, (iii) an additional Five Hundred Thousand (500,000) shares of Common Stock authorized by the Board on June 2, 2004 and approved by the stockholders on June 2, 2004, (iv) an additional Two Million One Hundred Fifty-Five Thousand Nine Hundred Forty-Nine (2,155,949) shares of Common Stock authorized by the Board on October 19, 2004 and approved by the stockholders on October 19, 2004, (v) an additional One Million Four Hundred Seventy-Two Thousand One Hundred Twenty Three (1,472,123) shares of Common Stock authorized by the Board on January 23, 2007 and approved by the stockholders on June 14, 2007, (vi) an additional Two Million Two Hundred Ninety Two Thousand Three Hundred Twenty One (2,292,321) shares of Common Stock authorized by the Board on June 14, 2007 and approved by the stockholders on June 14, 2007, (vii) an additional One Million Six Hundred Nineteen Thousand Four Hundred Sixteen (1,619,416) shares of Common Stock authorized by the Board on February 1, 2008 and approved by the stockholders on February 1, 2008, (viii) an additional Ninety Seven Thousand Five Hundred (97,500) shares of Common Stock authorized by the Board on July 28, 2009 and approved by the stockholders on July 28, 2009, (ix) an additional Seventy Hundred Fifty Thousand (750,000) shares of Common Stock authorized by the Board on January 25, 2011 and approved by the stockholders on February 15, 2011, (x) Five Hundred Thousand (500,000) shares of Common Stock authorized by the Board on July 26, 2011 and approved by the stockholders on November 3, 2011, and (xi) Three Hundred Thousand (300,000) shares of Common Stock authorized by the Board on January 4, 2012 and approved by the stockholders on January 12, 2012.

B.                                     Shares of Common Stock subject to outstanding options or Restricted Stock Units shall be available for subsequent issuance under the Plan to the extent (i) the options expire or terminate for any reason prior to exercise in full, (ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two or (iii) the Restricted Stock Units are cancelled or forfeited for any reason.  Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at a price per share not greater than the option exercise or direct issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan.  Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to Restricted Stock Units settled in cash.

C.                                     Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder and (iii) the number and/or class of securities in effect under each outstanding Restricted Stock Unit in order to prevent dilution or enlargement of benefits thereunder.  The adjustments determined by the Plan Administrator shall be final, binding and conclusive.  In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Corporation’s preferred stock into shares of Common Stock.

ARTICLE TWO

OPTION GRANT PROGRAM

I.              OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.  Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.                                   Exercise Price.

1.                                       The exercise price per share shall be fixed by the Plan Administrator at the time of grant.

2.                                       The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Four and the documents evidencing the option, be payable in cash or check made payable to the Corporation.  Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the exercise price may also be paid as follows:

(i)                                     in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(ii)                                  to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.                                     Exercise and Term of Options.  Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant.  However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.                                     Effect of Termination of Service.

1.                                       The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i)                                     Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then the Optionee shall have a period of three (3) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

(ii)                                  Should Optionee’s Service terminate by reason of Disability, then the Optionee shall have a period of twelve (12) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

(iii)                               If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or the Optionee’s designated beneficiary or beneficiaries of that option shall have a twelve (12)-month period following the date of the Optionee’s death to exercise such option.

(iv)                              Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

(v)                                 During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable or in which the Optionee is not otherwise at that time vested.

(vi)                              Should Optionee’s Service be terminated for Misconduct or should Optionee otherwise engage in Misconduct while holding one or more outstanding options under the Plan, then all those options shall terminate immediately and cease to remain outstanding.

2.                                       The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i)                                     extend the period of time for which the option is to remain exercisable following Optionee’s cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii)                                  permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

D.                                    Stockholder Rights.  The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become the recordholder of the purchased shares.

E.                                      Unvested Shares.  The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock.  Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of Optionee’s cessation of Service.  The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.                                      First Refusal Rights.  Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, the Corporation shall have the right of first refusal with respect to any proposed disposition by the Optionee (or any successor in interest) of any shares of Common Stock issued under the Plan.  Such right of first refusal shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right.

G.                                     Limited Transferability of Options.  An Incentive Stock Option shall be exercisable only by the Optionee during his or her lifetime and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee’s death. A Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Non-Statutory Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.  Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under the Plan, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options.  Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.            INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options.  Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Four shall be applicable to Incentive Options.  Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

A.                                   Eligibility.  Incentive Options may only be granted to Employees.

B.                                     Exercise Price.  The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.  If the person to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date.

C.                                     Dollar Limitation.  The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).  To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

D.                                    10% Stockholder.  If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the option term shall not exceed five (5) years measured from the option grant date.

III.           CHANGE IN CONTROL

A.                                   Each option outstanding under the Plan at the time of a Change in Control shall terminate immediately following the effective date of the Change in Control unless that option is assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

B.                                     All repurchase rights outstanding at the time of a Change in Control shall be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

C.                                     Each option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control, had the option been exercised immediately prior to such Change in Control.  Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.  To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

D.                                    The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure one or more options so that those options shall automatically accelerate and vest in full (and any repurchase rights of the Corporation with respect to the unvested shares subject to those options shall immediately terminate) upon the occurrence of a Change in Control, whether or not those options are to be assumed in the Change in Control or otherwise continued in effect.

E.                                      The Plan Administrator shall also have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure such option so that the shares subject to that option will automatically vest on an accelerated basis should the Optionee’s Service terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control in which the option is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.  Any option so accelerated shall remain exercisable for the fully-vested option shares until the expiration or sooner termination of the option term. In addition, the Plan Administrator may provide that one or more of the Corporation’s outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate on an accelerated basis, and the shares subject to those terminated rights shall accordingly vest at that time.

F.                                      The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

G.                                     The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.                                CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new option grant date.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.                                         STOCK ISSUANCE TERMS

Shares of Common Stock or Restricted Stock Units may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants.  Each such issuance shall be evidenced by a Stock Issuance Agreement or a Restricted Stock Unit Agreement which complies with the terms specified below.  No issuance or purported issuance of shares of Common Stock or Restricted Stock Units shall be a valid and binding obligation of the Corporation unless evidenced by a fully executed Stock Issuance Agreement or a Restricted Stock Unit Agreement.  Stock Issuance Agreements and Restricted Stock Unit Agreements may incorporate all or any of the terms of the Plan by reference.

A.                                   Purchase Price.

1.                                       The purchase price per share, if any, shall be fixed by the Plan Administrator at the time of grant.

2.                                       Subject to the provisions of Section I of Article Four, shares of Common Stock or Restricted Stock Units may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i)                                     cash or check made payable to the Corporation, or

(ii)                                  past services rendered to the Corporation (or any Parent or Subsidiary).

B.                                     Vesting Provisions.

1.                                       Shares of Common Stock or Restricted Stock Units issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.

2.                                       Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock or Restricted Stock Units by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock or Restricted Stock Units and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3.                                       The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares. With respect to Restricted Stock Units, the Participant shall have no stockholder rights with respect to shares underlying such awards prior to vesting and issuance of shares except to the extent provided by the Plan Administrator in the Restricted Stock Unit Agreement.

4.                                       Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock or Restricted Stock Units issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock or Restricted Stock Units, then the Participant’s unvested shares of Common Stock shall be immediately surrendered to the Corporation for cancellation and the Participant shall forfeit all rights in any unvested Restricted Stock Units, and the Participant shall have no further stockholder rights with respect to such unvested shares or Restricted Stock Units.  To the extent the surrendered shares or Restricted Stock Units were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or Restricted Stock Units or (ii) the Fair Market Value of those shares at the time of Participant’s cessation of Service and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares or Restricted Stock Units by the applicable clause (i) or (ii) amount.

5.                                       The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock or Restricted Stock Units (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to those shares or Restricted Stock Units.  Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock or Restricted Stock Units as to which the waiver applies.  Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

C.                                     Form and Time of Settlement of Restricted Stock Units.  Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) shares of Common Stock or (iii) any combination of both, as determined in the sole discretion of the Plan Administrator.  Vested Restricted Stock Units shall be settled in such manner and at such time(s) as specified in the Restricted Stock Unit Agreement.  Restricted Stock Units may be subject to conditions that may delay the delivery of the shares of Common Stock (or their cash equivalent) subject to Restricted Stock Units after the vesting of such Restricted Stock Units.  Until Restricted Stock Units are settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section V(C) of Article One.

D.                                    First Refusal Rights.  Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, the Corporation shall have the right of first refusal with respect to any proposed disposition by the Participant (or any successor in interest) of any shares of Common Stock issued under the Stock Issuance Program.  Such right of first refusal shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right.

E.                                      Nontransferability of Stock Award Rights.  Rights to acquire shares of Common Stock pursuant to the Stock Issuance Program, including, for the avoidance of doubt, Restricted Stock Units, may not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant or the Participant’s guardian or legal representative.

II.            CHANGE IN CONTROL

A.                                   Each Restricted Stock Unit outstanding under the Plan at the time of a Change in Control shall terminate immediately following the effective date of the Change in Control unless that Restricted Stock Unit is assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

B.                                     Upon the occurrence of a Change in Control, all outstanding repurchase rights under the Stock Issuance Program shall be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

C.                                     Each Restricted Stock Unit which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Change in Control, had the Restricted Stock Unit been settled immediately prior to such Change in Control.  To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding Restricted Stock Units under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

D.                                    The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares or Restricted Stock Units are issued or any time while the Corporation’s repurchase rights or other restrictions with respect to those shares or Restricted Stock Units remain outstanding, to provide that those repurchase rights and/or forfeiture restrictions shall automatically terminate on an accelerated basis, and the shares of Common Stock or Restricted Stock Units subject to those terminated repurchase rights and/or restrictions shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control in which those repurchase rights are assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect.

III.           SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FOUR

MISCELLANEOUS

I.              FINANCING

The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Option Grant Program or the purchase price for shares or Restricted Stock Units issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments and secured by the purchased shares.  In no event, however, may the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares or the Restricted Stock Units (less the par value of those shares) plus (ii) any applicable income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or purchase of shares or Restricted Stock Units.

II.            EFFECTIVE DATE AND TERM OF PLAN

A.                                   The Plan shall become effective when adopted by the Board, but no option granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation’s stockholders.  If such stockholder approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then all options and Restricted Stock Units previously granted under the Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares or Restricted Stock Units shall be issued under the Plan.  Subject to such limitation, the Plan Administrator may grant options and issue shares and Restricted Stock Units under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B.                                     The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the earlier of the date the Plan is adopted by the Board and the date the Plan is approved by the stockholders, (ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or (iii) the termination of all outstanding options in connection with a Change in Control.  All options granted and unvested stock or Restricted Stock Units issued under the Plan that are outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the documents evidencing those options or issuances.

III.           AMENDMENT OF THE PLAN

A.                                   The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects.  However, no such amendment or modification shall adversely affect the rights and obligations with respect to option grants or unvested stock or Restricted Stock Unit issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.  In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

B.                                     Options may be granted under the Option Grant Program and shares or Restricted Stock Units may be issued under the Stock Issuance Program which are in each instance in excess of the number of shares of Common Stock then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan.  If such stockholder approval is not obtained within twelve (12) months after the date the first such excess grants or issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares or Restricted Stock Units issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares or Restricted Stock Units shall thereupon be automatically cancelled and cease to be outstanding.

IV.           USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

V.            WITHHOLDING

The Corporation’s obligation to deliver shares of Common Stock upon the exercise of any options granted under the Plan or upon the issuance or vesting of any shares or Restricted Stock Units issued under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

VI.           REGULATORY APPROVALS

The implementation of the Plan, the granting of any options under the Plan, the issuance of any Restricted Stock Units, and the issuance of any shares of Common Stock (i) upon the exercise of any option or (ii) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock or Restricted Stock Units issued pursuant to it.

VII.         NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.                                   Board shall mean the Corporation’s Board of Directors.

B.                                     Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)                                     the consummation of a stockholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)                                  the consummation of a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii)                               the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13-d3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders.

In no event shall any public offering of the Corporation’s securities be deemed to constitute a Change in Control.

C.                                     Code shall mean the Internal Revenue Code of 1986, as amended.

D.                                    Committee shall mean a committee of one (1) or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.

E.                                      Common Stock shall mean the Corporation’s common stock.

F.                                      Corporation shall mean Efficient Frontier, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Efficient Frontier, Inc. which shall by appropriate action adopt the Plan.

G.                                     Disability shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

H.                                    Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I.                                         Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

J.                                        Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)                                     If the Common Stock is at the time traded on the Nasdaq Global Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq Global Market and published in The Wall Street Journal.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)                                  If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)                               If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq Global Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

K.                                    Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

L.                                      Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i)                                     such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii)                                  such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual’s consent.

M.                                 Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

N.                                    1934 Act shall mean the Securities Exchange Act of 1934, as amended.

O.                                    Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

P.                                      Option Grant Program shall mean the option grant program in effect under the Plan.

Q.                                    Optionee shall mean any person to whom an option is granted under the Plan.

R.                                     Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

S.                                      Participant shall mean any person who is issued shares of Common Stock or Restricted Stock Units under the Stock Issuance Program.

T.                                     Plan shall mean the Corporation’s 2003 Stock Option/Stock Issuance Plan, as set forth in this document.

U.                                    Plan Administrator shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

V.                                     Restricted Stock Unit means a bookkeeping entry representing a right granted to a Participant to receive one share of Common Stock, a cash payment equal to the Fair

Market Value of one share of Common Stock, or a combination thereof, as determined in the sole discretion of the Plan Administrator.

W.                                Restricted Stock Unit Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of Restricted Stock Units under the Stock Issuance Program.

X.                                    Service shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or issuance of shares of Common Stock or Restricted Stock Units.

Y.                                     Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

Z.                                     Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

AA.                         Stock Issuance Program shall mean the stock issuance and Restricted Stock Unit issuance program in effect under the Plan.

BB.                             Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

CC.                             10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).